Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: BRETT CHILES
(713) 529-0900

EQUUS TOTAL RETURN, INC. ANNOUNCES

SECOND QUARTER NET ASSET VALUE

HOUSTON, TX – August 15, 2007 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund”) reports net assets as of June 30, 2007, of $92.1 million, or $11.15 per share. Comparative data is summarized below:

	6/30/07	3/31/07	12/31/06	6/30/06
Net assets	$92,163,028	$92,097,960	$93,235,863	$84,307,330
Shares outstanding	8,265,829	8,216,899	8,164,249	8,106,365
Net assets per share	$11.15	$11.21	$11.42	$10.40

Significant events for the quarter were as follows:

•

Alternative Energy. On June 15, 2007, the Fund announced an investment in INFINIA Corporation (“INFINIA”). INFINIA, based in Kennewick, WA, is a leading developer of Stirling engine products and technologies that exceed life and reliability requirements for critical applications. Along with other Stirling based products, INFINIA is focused on commercializing a Stirling power system operating on concentrated solar energy for commercial and residential users.

•

Sports and Leisure. On June 29, 2007, the Fund announced an investment in Nickent Golf, Inc. (“Nickent”). Nickent is a definitive market leader in the rapidly growing and expanding, hybrid club segment of the golf industry and is an emerging leader in game-enhancement technology.

•

Portfolio Company. Riptide Entertainment, LLC is a participant in the Times Square Ripley’s Believe It or Not! Museum which opened on June 21, 2007. The museum, which is franchised by Big Apple Entertainment Partners, LLC from Ripley’s Attractions, Inc., is located adjacent to Madame Tussauds at 234 West 42nd Street in New York City.

•	Dividend. On June 25, 2007, in accordance with the Fund’s managed distribution policy, the Fund paid a $.0125 per share dividend in the form of cash and stock.

The Fund had approximately $37 million in cash at the end of the quarter.

Equus Total Return, Inc. is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol “EQS”. Additional information on Equus Total Return, Inc. may be obtained from the Equus website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.